Exhibit 99.2

Item 6. Selected Financial Data.

The following selected financial data should be read in conjunction with the consolidated financial statements and related notes in Item 8 (in thousands, except per share data):

	Years Ended December 31,
	2011	2010	2009	2008	2007
Operating Data (a)
Revenues from continuing operations (b)	$331,641	$265,425	$223,898	$226,230	$245,187
Income from continuing operations (b)	145,846	84,358	61,903	66,852	65,970

Net income	139,138	74,951	70,568	78,605	88,789
Add: Net loss (income) attributable to noncontrolling interests	1,864	314	713	950	(4,781)
Less: Net income attributable to redeemable noncontrolling interests	(1,923)	(1,293)	(2,258)	(1,508)	(4,756)
Net income attributable to W. P. Carey members	139,079	73,972	69,023	78,047	79,252

Basic Earnings Per Share:
Income from continuing operations attributable W. P. Carey members	3.61	2.10	1.52	1.68	1.48
Net income attributable to W. P. Carey members	3.44	1.86	1.74	1.98	2.08

Diluted Earnings Per Share:
Income from continuing operations attributable W. P. Carey members	3.58	2.09	1.52	1.66	1.48
Net income attributable to W. P. Carey members	3.42	1.86	1.74	1.95	2.05

Cash distributions declared per share (c)	2.19	2.03	2.00	1.96	1.88

Balance Sheet Data
Net investments in real estate (d)	$1,217,931	$946,975	$884,460	$918,741	$918,734
Total assets	1,462,623	1,172,326	1,093,336	1,111,136	1,153,284
Long-term obligations (e)	589,369	396,982	326,330	326,874	316,751

Other Information
Cash provided by operating activities	$80,116	$86,417	$74,544	$63,247	$47,471
Cash distributions paid	85,814	92,591	78,618	87,700	71,608
Payments of mortgage principal (f)	25,327	14,324	9,534	9,678	16,072

(a)	Certain prior year amounts have been reclassified from continuing operations to discontinued operations.
(b)

The year ended December 31, 2011 includes $52.5 million of incentive, termination and subordinated disposition revenue recognized in connection with the CPA®:14/16 Merger, and for 2007, includes revenue earned in connection with CPA®:16 – Global meeting its performance criterion.

(c)	The years ended December 31, 2009 and 2007 exclude special distributions of $0.30 per share and $0.27 per share paid in January 2010 and January 2008 to shareholders of record at December 31, 2009 and December 31, 2007, respectively.
(d)	Net investments in real estate consists of Net investments in properties, Net investments in direct financing leases, Equity investments in real estate and the REITs and Assets held for sale, as applicable.
(e)	Represents non-recourse and limited-recourse mortgages and note obligations.
(f)	Represents scheduled mortgage principal payments.

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